Plante & Moran, PLLC
Suite 100
1111 Michigan Ave.
East Lansing, MI 48823
Tel: 517.332.6200
Fax: 517.332.8502
plantemoran.com

Consent of Independent Auditor

We consent to the use in this Offering Statement on Form 1-A, utilizing form S-11 format, of Iroquois Valley Farmland REIT, PBC and Iroquois Valley Farms LLC; relating to our audit of the financial statements (enumerated below) and to the reference to our firm under the heading "Experts".

1. Report dated March 18, 2019 related to our audit of the financial statements of Iroquois Valley Farmland REIT, PBC as of December 31, 2018.
2. Report dated April 23, 2018 related to our audit of the financial statements of Iroquois Valley Farmland REIT, PBC as of December 31, 2017.
3. Report dated October 1, 2018 related to our audit of the financial statements of Iroquois Valley Farms LLC as of December 31, 2016.

Plante & Moran, PLLC

East Lansing, Michigan
April 25, 2019